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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 11, 2000, relating to the financial statements and financial highlights which appear in the October 31, 2000 Annual Report to Shareholders of Government Cash Portfolio, Tax-Exempt Cash Portfolio, Core Fixed Income Portfolio, Strategic Equity Portfolio, Small Capitalization Value Portfolio, Large Cap Value Portfolio, International Portfolio, Institutional International Portfolio, Small Capitalization Growth Portfolio and Core Value Portfolio (ten of the portfolios comprising The Glenmede Fund, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

Baltimore, Maryland
February 27, 2001